Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

First Quarter 2012 Financial Results

Menlo Park, Calif. – May 1, 2012 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the first quarter ended March 31, 2012.

During the first quarter of 2012, the Company recognized revenue from installations of its PacBio RS systems, SMRT® cell and reagent consumables, instrument service contracts and grants. Revenue totaled $10.0 million for the quarter, compared to revenue recognized of $12.4 million for the fourth quarter of 2011. Net loss for the quarter was $27.6 million compared to the $22.8 million net loss recognized during the fourth quarter of 2011.

Gross loss for the first quarter totaled $0.2 million, resulting in a negative margin of 2%, compared to gross profit for the fourth quarter of 2011 of $1.5 million and a positive gross margin of 12%.

Operating expenses comprised of research and development and selling, general and administrative expenses for the first quarter of 2012 totaled $27.4 million, representing a 13% increase compared to $24.2 million for the fourth quarter of 2011. The first quarter operating expenses include $2.0 million of non-cash stock-based compensation with $1.1 million and $0.9 million recorded in research and development and selling, general and administrative expenses, respectively.

Research and development expense during the first quarter of 2012 totaled $12.1 million, representing a 3% decrease compared to $12.4 million for the fourth quarter of 2011. Selling, general and administrative expense during the first quarter of 2012 totaled $15.3 million, representing a 29% increase compared to $11.8 million for the fourth quarter of 2011. The $3.5 million increase in quarterly SG&A expense includes a $2.6 million increase in legal expense, of which $1.8 million relates to the settlement of two intellectual property matters.

Cash and investments at March 31, 2012 totaled $161.3 million compared to $177.4 million at December 31, 2011.

The Company’s system revenue backlog totaled approximately $4.7 million as of March 31, 2012, which represents orders for seven PacBio RS instruments received as of that date. The backlog of seven instruments reflects the 16 instruments in backlog as of December 31, 2011, 11 installations and two additions during the first quarter.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its First Quarter 2012 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 866.783.2137, or if outside the U.S., by dialing +1.857.350.1596, and entering passcode 916.273.13. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s revenue. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Revenue:
Product revenue	$8,715	$11,519	$—
Service and other revenue	1,053	760	—
Grant revenue	270	165	270

Total revenue	10,038	12,444	270

Cost of revenue:
Cost of product revenue	8,607	9,642	—
Cost of service and other revenue	1,583	1,265	—

Total cost of revenue	10,190	10,907	—

Gross (loss) profit	(152)	1,537	270

Operating expense:
Research and development	12,073	12,415	24,118
Sales, general and administrative	15,285	11,811	11,119

Total operating expense	27,358	24,226	35,237

Operating loss	(27,510)	(22,689)	(34,967)
Other (expense) income, net	(70)	(134)	158

Net loss	$(27,580)	$(22,823)	$(34,809)

Basic and diluted net loss per share	$(0.50)	$(0.42)	$(0.66)

Shares used in computing basic and diluted net loss per share	55,201	54,861	52,756

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(amounts in thousands)

	March 31, 2012	December 31, 2011 (1)
	(unaudited)
Assets
Cash and investments	$161,349	$177,434
Accounts receivable	1,505	4,557
Inventory	11,821	15,517
Prepaid and other current assets	2,131	2,093

Total current assets	176,806	199,601
Property and equipment	17,592	18,398
Other assets	340	317

Total Assets	$194,738	$218,316

Liabilities and Stockholders’ Equity
Accounts payable	$4,250	$4,742
Deferred revenue	3,920	4,236
Accrued and other current liabilities	11,626	10,398

Total current liabilities	19,796	19,376
Facility financing and other non-current liabilities	7,039	7,477
Stockholders’ equity	167,903	191,463

Total Liabilities and Stockholders’ Equity	$194,738	$218,316

Note 1: The consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.